Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No’s 333-41714, 333-69334, 333-139999 and 333-196712) of Transgenomic, Inc. of our report dated April 15, 2015, with respect to the consolidated financial statements of Transgenomic, Inc. and Subsidiary included in this Annual Report (Form 10-K) for the year ended December 31, 2014.

/s/ Ernst & Young LLP
Hartford, Connecticut
April 15, 2015